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                                                                   EXHIBIT 10.71

                              EMPLOYMENT AGREEMENT

      Employment Agreement, dated as of July 6, 1998 ("Effective Date") between DENNIS COCCO of 4 Little Pond, Laguna Niguel, CA 92677 ("the Employee") and C.P. CLARE CORPORATION, a Massachusetts corporation with its principal office at 78 Cherry Hill Drive, Beverly, MA 01915-1048 (the "Company"). Unless the context otherwise requires, the term "Company" shall include all subsidiary corporations of the Company.

      WHEREAS, on the Effective Date, the Company acquired all of the outstanding stock of Micronix Integrated Systems, Inc. ("Micronix") pursuant to a merger with a subsidiary of the Company pursuant to an Agreement and Plan of Merger dated as of July 6, 1998 between the Company, a wholly owned subsidiary of the Company, Micronix, the Employee and the other principal shareholders of Micronix (the "Transaction") and the Employee was previously the President and principal shareholder of Micronix; and

      WHEREAS, as a condition to the Transaction, the parties hereto have agreed to enter into this Employment Agreement.

      NOW THEREFORE, in consideration of the terms and mutual covenants herein contained, the Employee and the Company agree as follows:

      1.  TERM OF EMPLOYMENT.

      (a) EMPLOYMENT. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, for a period of five years commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Initial Term"), subject to extension in accordance with the provisions of subparagraph (b), below, unless terminated earlier in accordance with the terms hereof (the "Employment Period").

      (b) EXTENSION OF TIME. Unless either party shall have given notice of its intention to terminate this Agreement 120 days prior to the end of the Initial Term or any successive one year term or unless this Agreement is terminated pursuant to Paragraph 8, the term of the employment of the Employee under this Agreement shall be automatically renewed for successive one year terms.

      2. CAPACITY. The Employee shall serve as President of Clare Micronix Integrated Systems, Inc., a wholly owned subsidiary of the Company or, in the event Clare Micronix Integrated Systems, Inc. is later combined with the Company, as President of Clare Micronix, a division of CP Clare Corporation (in either case, the "Division"), shall report to the Chief Operating Officer of the Company and shall perform such duties and functions with respect to such position as are assigned from time to time by the Board of Directors or by the Chief Operating Officer or Chief Executive Officer of the Company. In all events, Employee shall have and perform such duties and functions as are appropriate for a division president. The Employee shall also be a member of the CP Clare Executive Management Team, as it may be composed and operated from time to time. During the Employment Period and unless otherwise agreed to by the parties, the Division will maintain a material business presence in Orange County, California (which will be the principal place for Employee's performance of services) and the Employee shall not be required to relocate his personal residence in order to perform his duties under this Agreement. To the extent that Clare Micronix Integrated Systems, Inc. remains a wholly owned subsidiary of the Company, the Employee shall be a director of the subsidiary.

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      3.  FULL-TIME EMPLOYMENT. The Employee shall devote his entire business and professional time, attention and energies to the performance of his duties to the Company and of any of its subsidiaries by which he may be employed and shall not, directly or indirectly, actively engage in or concern himself with any other activities or commitments which interfere with the performance of his duties hereunder or which, even if non-interfering, may be inimical or contrary to the best interests of the Company. Notwithstanding the foregoing, the Employee may at all times during the Employment Period (i) subject in each case to the approval of the Chief Executive Officer of the Company, serve as an officer, director, trustee, or committee member of any religious, professional, civic, charitable or educational organization, or as a director of any corporation whose business is not competitive with that of the Company; provided, however, that Chief Executive Officer shall have been deemed to approve the activities set forth in Schedule 3 hereof; and (ii) engage in, and devote time and effort to, any and all personal investments or business ventures unrelated to the business or affairs of the Company, in each case so long as such activities do not materially interfere with his obligations set forth in this Paragraph 3 and provided that such activities are permitted under Paragraph 13 of this Agreement.

      4. COMPENSATION AND BENEFITS. For all services rendered by the Employee to the Company, the Company shall pay to the Employee during the Employment Period the following compensation:

      (a) BASE SALARY. The Employee shall be entitled to an annual base salary of Two Hundred Thousand Dollars ($200,000) from the date of this Agreement until the expiration of the Employment Period. The base salary may be increased (but may not be reduced) by approval of the Board of Directors of the Company for any fiscal year of the Company during the Employment Period. To that end, the Employee shall receive a performance review at least once in each fiscal year of the Company, in connection with which he shall be eligible for such merit increases and other salary adjustments as the Board of Directors of the Company shall approve.

      (b) ANNUAL BONUS. In addition to his regular salary, the Employee shall be eligible (subject to the provisions of Paragraph 8(e) hereof) to receive an annual bonus each year of up to 50% of his base salary on terms consistent with those applicable, from time to time, to the other members of the CP Clare Executive Management Team including increases to such bonus amount based on performance multiples that may be in effect from time to time. For the first fiscal year of employment by the Employee, the bonus, if granted, shall be prorated for the period from the Effective Date through the end of the fiscal year.

      (c) STOCK OPTION GRANT. In addition to his regular salary, the Employee shall be eligible (subject to the provisions of Paragraph 8(e) hereof) to receive grants of options to purchase Common Stock in the Company consistent with the grants to other members of the CP Clare Executive Management Team.

      (d) PERFORMANCE STOCK OPTION BONUS. In addition to his regular salary, the Employee shall be eligible (subject to the provisions of Paragraph 8(e) hereof) to receive annual grants of options to purchase Common Stock in the Company in amounts set forth on Exhibit A to this Agreement ("Performance Options"). Grants of Performance Options, if any, shall be determined following the end of each fiscal year of the Company based on the performance of the Division in the manner described on Exhibit A. Performance Options shall be granted pursuant to the Company's 1995 Stock Option and Incentive Plan, and/or other option plan providing for the issuance of stock options as may from time to time be in effect. Performance Options will be issued at the fair market value

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on the date of grant. Any portion of the Performance Options which are unvested on the date of termination of Employee's employment with the Company shall lapse upon the date of termination, if such termination was the result of one of the following: (i) Company's termination of Employee for Good Cause (as defined in Paragraph 8(b)) or (ii) Employee's resignation of employment, for any reason. Notwithstanding anything to the contrary in this Agreement, after the date of termination of employment, the Employee shall retain Performance Options granted under this Paragraph 4(d) and vesting shall continue pursuant to the terms and conditions of the option agreement governing such options, except as provided in the immediately preceding sentence. Performance Options will have provisions regarding vesting and duration and registration provisions and will be in the form substantially similar to Initial Options and any changes will not be materially adverse to the Employee.

      (e) PAYMENT OF SALARY AND BONUS. The Employee's base salary under subparagraph (a) of this Paragraph 4 shall be payable in substantially equal installments in accordance with the Company's existing payroll practices for its executives. Any bonus payable under subparagraph (b) of this Paragraph 4 shall be paid to the Employee within 60 days following the end of the fiscal year with respect to which such bonus relates. Any stock option grants payable under subparagraph (c) of this Paragraph 4 shall be made in a manner consistent with the manner and time any options are issued to the CP Clare Executive Management Team. Any Performance Option grants under subparagraph (d) of this Paragraph 4 shall be made within 90 days following the end of each applicable fiscal year to which each option relates.

      (f) WITHHOLDING TAXES. The Employee agrees that the Company shall withhold from any and all payments required to be made to the Employee pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

      (g) ACCELERATION OF OPTIONS. The vesting of the right to exercise all options granted to the Employee under Paragraphs 4 and 5 of this Agreement shall be accelerated in the event that there shall be a Change of Control of the Company (as hereafter defined).

      5.  INITIAL GRANT OF STOCK OPTIONS.

      On the Effective Date, the Employee will be granted options to purchase 240,000 shares of Common Stock in the Company vesting cumulatively in five equal amounts on each anniversary of the Effective Date. Such options shall be (i) Incentive Stock Options, as such term is defined pursuant to Internal Revenue Code Section 422, as it may be amended from time to time, and issued under the Company's 1995 Stock Option and Incentive Plan to the extent that such options qualify on the date of grant as Incentive Stock Options and (ii) non-qualified stock options, to the extent that balance of such option do not qualify as Incentive Stock Options with substantially the same terms and conditions as options issued under the Plan referenced in clause (i) (collectively, the "Initial Options"). The forms of Option Agreements to be issued to Employee pursuant to this Section 5 are attached hereto as Exhibit B-1 and B-2. All Initial Options shall have been approved in advance by the Board of Directors of the Company and will be issued at fair market value on the Effective Date. The shares of stock underlying the Initial Options not already registered for resale will be registered for resale on Form S-8 within 30 days after the Effective Date. Any portion of the Initial Options which are unvested on the date of termination of Employee's employment with the Company shall lapse upon the date of termination, if such termination was the result of one of the following: (i) Company's termination of Employee for Good Cause (as defined in Paragraph 8(b)) or

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(ii) Employee's resignation of employment, for any reason. Notwithstanding anything to the contrary in this Agreement, the Employee shall retain the Initial Options after the date of termination of employment and vesting shall continue pursuant to the terms and conditions of the option agreement governing such options over the initial five year period, except as provided in the immediately preceding sentence.

      6.  FRINGE BENEFITS; VACATIONS.

      (a) EMPLOYEE BENEFIT PLAN. The Employee shall be eligible to participate during the Employment Period in such of the employee benefit and health plans and other fringe benefit programs as the Company shall establish or maintain for its executive management employees from time to time (commensurate with the Employee's position and compensation). The employee shall be considered an officer of the Company for purposes of the Company's bylaw provisions regarding indemnity.

      (b) LIFE AND DISABILITY INSURANCE. The Company shall provide to the Employee at the expense of the Company and keep in force during the Employment Period policies of term or other life insurance comparable in scope and amount to the policies currently owned by the Company for the benefit of the Employee and set forth in Schedule 6(b)(1). Additionally, the Employee shall be entitled to participate in the Company's group disability insurance program during the Employment Period; provided, however, such disability program shall be comparable in scope and amount to the policies currently owned by the Company for the benefit of the Employee as set forth in Schedule 6(b)(2). Nothing in this Paragraph 6(b) shall be deemed to prohibit the Company from modifying or changing the policies pursuant to which the benefits described in this Paragraph 6(b) are received; provided, however, that the modification or change does not result in a material detriment to the Employee. Upon termination of the Employee's employment with the Company, unless the termination was due to Good Cause or Performance Cause, or unless the Employee resigns, the Employee may purchase from the Company any life or disability policies owned by the Company solely for the benefit of the Employee. The purchase price shall be mutually agreed between the Company and the Employee.

      (c) CAR/LEASE ALLOWANCE. The Company shall maintain the leases and pay the lease payments under the automobile leases referenced on Exhibit C, until the expiration date or earlier termination (by purchase or otherwise) of each lease indicated on Exhibit C. Thereafter, the Company's only obligation with respect to automobiles will be to pay to the Employee a car allowance equal to the amount of $650 per month or such greater amount as the Company is then providing to its executive management team during the Employment Period. As of the Effective Date, the Employee shall carry (or reimburse the Company for) insurance and provide for gas and all maintenance costs, at Employee's sole expense, on the vehicles leased pursuant to Exhibit C. All insurance policies referenced in this Paragraph 6(c) shall name the Employee and the Company as named insureds. The Employee may, at any time, at his sole expense, have assigned to him and exercise any purchase options under the automobile leases referenced on Exhibit C.

      (d) VACATIONS. The Employee shall be entitled to vacation time in each year consistent with the Company's vacation policy for its senior executives as in effect from time to time. For purposes of determining time of service, years of service with Micronix shall be included. For the first year of employment only and in addition to vacation allocated to Employee under this Section, Employee shall have the right to carry over up to five (5) days of accrued vacation in Micronix. Employee agrees that, in consideration of the terms of this Agreement, any additional accrued vacation from

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the period prior to the Effective Date shall be eliminated as of the date of this Agreement. A copy of the Company's current vacation policy has been provided to the Employee. The Employee shall also be entitled to all paid holidays and personal days given by the Company to its executives.

      7. REIMBURSEMENT. The Company shall promptly reimburse the Employee for all reasonable business expenses incurred by him in connection with his performance of his duties to the Company, upon substantiation of such expenses in accordance with the policies of the Company in effect from time to time during the Employment Period. The Company will not reimburse the Employee for country club membership dues or fees.

      8.  TERMINATION OF EMPLOYMENT.

      (a) TERMINATION WITHOUT CAUSE. The Company expressly reserves the right to terminate the employment of the Employee hereunder without Good Cause or Performance Cause, and other than as provided in subparagraphs (b),(c) and (d), of this Paragraph 8. In the event that the Employee's employment shall have been terminated by the Company other than for Good Cause or Performance Cause, the Employee shall be entitled to receive (x) his base salary as provided in Paragraph 4(a) hereof to the date of such termination and no other benefits, including, without limitation, those provided for under Paragraphs 4(b), 4(c), 4(d) and 6 of this Agreement (except those that cannot be divested pursuant to the Employee Retirement Income Security Act of 1974, as amended or other applicable law) and except as otherwise provided in Section 8(c) hereof and (y) for the remaining term of this Agreement following the date of termination, his base salary as provided for in Paragraph 4(a) hereof at the rate in effect on the date of termination, payable in equal installments in the same amounts and in the same periodic intervals as his base salary was paid immediately prior to such termination.

      (b) VOLUNTARY TERMINATION AND TERMINATION FOR GOOD CAUSE OR PERFORMANCE CAUSE.

            (i) The Employee's employment may be voluntarily terminated by him at any time by giving not less than four weeks written notice thereof to the Company. Additionally, the Employee's employment may be terminated at any time for Good Cause or for Performance Cause (each as hereinafter defined) effective upon the giving of written notice of such termination for Good Cause or for Performance Cause by the Company to the Employee.

            (ii) If at any time during the term of this Agreement (A) the Employee shall have voluntarily terminated his employment with the Company or
(B) the Company shall have terminated the employment of the Employee for Good Cause the Employee shall be entitled to receive only his base salary as provided in Paragraph 4(a) hereof to the date of such termination and no other benefits, including, without limitation, those provided for under Paragraphs 4(b), 4(c), 4(d) and 6 of this Agreement (except those that cannot be divested pursuant to the Employee Retirement Income Security Act of 1974, as amended or other applicable law).

            (iii) If at any time during the term of this Agreement, the Company shall have terminated the employment of the Employee for Performance Cause, the Employee shall be entitled to receive (x) his base salary as provided in Paragraph 4(a) hereof to the date of such termination and no other benefits, including, without limitation, those provided for under Paragraphs 4(b), 4(c), 4(d) and 6 of this Agreement (except those that cannot be divested pursuant to the Employee Retirement Income Security Act of 1974, as amended or other applicable law and except as otherwise provided in Section 8(e) hereof) and (y) for the period of 18 months following such termination, his base

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salary as provided for in Paragraph 4(a) hereof at the rate in effect on the date of termination, payable in equal installments in the same amounts and in the same periodic intervals as his base salary was paid immediately prior to such termination.

            (iv) For purposes of this Agreement, the term "Good Cause" shall mean (i) conviction of the Employee of any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude, (ii) willful substantial misconduct in the performance of his duties, (iii) the willful continuous neglect of the duties and responsibilities of his office (other than failure to perform his duties and fulfill his responsibilities resulting from the Employee's incapacity due to a physical or mental illness), or (iv) the Employee's failure to perform any material term, covenant or condition required to be performed by the Employee pursuant to this Agreement which failure remains uncured 30 days after notice of such failure from the Company to the Employee (provided, however, that this clause (iv) shall not be deemed to include termination for Performance Cause as set forth in Paragraph 8(b)(5)), all to be finally determined in the reasonable discretion of the Board of Directors of the Company.

            (v) For purposes of this Agreement, the term "Performance Cause" shall mean the failure of the Employee to perform his duties under this Agreement in a manner which is consistent with the standards of performance generally applicable to an executive similarly situated in the industry in which the Division operates to be finally determined in the reasonable discretion of the Board of Directors, which failure remains uncured 30 days after notice of such failure from the Company to the Employee.

      (c) DISABILITY. In the event that the Employee shall sustain a disability and be unable to perform his duties and responsibilities during the term of this Agreement, shall have been certified by at least two (2) duly licensed and qualified physicians approved by the Board of Directors of the Company (the "Examining Physicians"), the Company shall continue to pay to the Employee while such disability continues the full amount of his base salary as set forth in Paragraph 4(a) hereof for a period following the Date of Disability equal to the lesser of (i) six months or (ii) the period ending upon the last date of inception of the payment of benefits under all disability insurance policies to which the Employee may become entitled pursuant to Paragraph 6(b) hereof. Thereafter, if the Employee's disability shall continue (as evidenced by the continued absence of the Employee from his duties), the employment of the Employee under this Agreement shall terminate and all obligations of the Employee shall cease and the Employee shall be entitled to receive only the benefits, if any, as may be provided by any insurance to which he may have become entitled pursuant to Paragraph 6(b) hereof, the payment of any amounts of the Employee's base salary then remaining to be paid under Paragraph 4(a) hereof through the date of the termination of the Employee's employment and except as provided in Section 8(e) hereof. "Disability" means the complete disability of the Employee resulting from injury, sickness, disease or infirmity due to age, whereby the Employee is unable to perform his usual services for the Company, with or without reasonable accommodation as required by law; the "Date of Disability" shall be deemed to be the date on which the Board of Directors of the Company receives written notice from the Examining Physicians stating that the Employee is suffering a Disability as defined herein. Following the Date of Disability, Employee shall also be eligible to receive the benefits pursuant to the (i) Initial Options as may be set forth in the Option Agreements, the forms of which are set forth as Exhibits B-1 and B-2 hereof and (ii) the Performance Options and other options that may have been granted to the Employee during the Employment Period.

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      (d) DEATH. In the event of the Employee's death during the term of this
Agreement, the Employee's employment hereunder shall immediately terminate and, in such event, the Employee's estate shall be entitled to receive the Employee's base salary as provided in Paragraph 4(a) hereof to the last day of the month during which the Employee's death shall have occurred and such additional benefits, if any, as may be provided by any insurance to which the Employee may have become entitled pursuant to Paragraph 6(b) hereof. Following the Employee's death, the Employee's estate shall also be eligible to receive the benefits pursuant to the (i) Initial Options as may be set forth in the Option Agreements, the forms of which are set forth as Exhibits B-1 and B-2 hereof and
(ii) the Performance Options and other options that may have been granted to the Employee during the Employment Period.

      (e) TERMINATION FOR GOOD REASON FOLLOWING CHANGE OF CONTROL. The Employee's employment may be terminated by him by notice for a Good Reason (as hereinafter defined), effective upon the giving of such notice, at any time within one hundred eighty (180) days following a Change of Control (as hereinafter defined), in which event, notwithstanding the provisions of Paragraph 8(b) hereof, the Employee shall be entitled to receive for the period of 12 months following such termination, his base salary provided for in Paragraph 4(a) hereof at the rate in effect on the date of termination, payable in equal installments in the same amounts and in the same periodic intervals as his base salary was paid immediately prior to such termination.

      For purposes of this Agreement, the term "Good Reason" means any of the following:

         (i) A material diminution by the Company in the Employee's authority, functions, duties or responsibilities in the capacity specified in Paragraph 2 hereof; provided that such material diminution is not in connection with a termination of the Employee's employment hereunder by the Company otherwise in accordance with this Agreement; or

         (ii) A failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Employee to the Company.

      For purposes of this Agreement, a "Change of Control" means that any of the following events has occurred:

         (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Act") (other than the Company, any of its Subsidiaries (as hereinafter defined), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") or (B) the then outstanding shares of Stock (as hereinafter defined) of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

         (ii) persons who, as of the Effective Date, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as


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a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director; or

         (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company or any Subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 60% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company;

      Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increase (x) the proportionate number of shares of Stock beneficially owned by any person to 50% or more of the shares of Stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or
(y) of this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

       For purposes of the foregoing definition of "Change of Control":

            (A) the term "Stock" means the Common Stock, par value $.01 per share, of the Company, subject to adjustment or change as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, or any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar transaction; and

            (B) the term "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

      (e) TREATMENT OF COMPENSATION ON TERMINATION.

            (i) Current Year's Bonus and Option Grants. In the event of the termination of the employment of the Employee for any reason, the Employee shall not be entitled to receive any bonus payment or option awards pursuant to Paragraphs 4(b), 4(c) and 4(d) hereof in respect of the fiscal year of the Company in which the termination shall take place.


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            (ii) Previous Year' s Bonus and Option Grants. In the event that at the time of his termination, the Employee is due, but has not yet received, payment of an annual bonus or option award in respect of the preceding fiscal year of the Company pursuant to Paragraph 4(b), 4(c) or 4(d), such bonus or option award shall be paid to the Employee as set forth in Paragraph 4(e), except that, notwithstanding the foregoing, if the Employee shall have been terminated for Good Cause as provided in subparagraph (b) of this Paragraph 8, the Employee shall forfeit and shall not be entitled to receive payment of any such annual bonus or issuance of such stock options in respect of the preceding fiscal year which the Employee shall not have received on or before the date of such termination for Good Cause.

            (iii) Previously Granted Options. Performance Options and Initial Options granted to the Employee prior to the date of termination of Employee's employment with the Company shall lapse or remain in place pursuant to the provisions of Paragraphs 4(d) and 5 respectively.

      9.  INVENTIONS AND PATENTS.

      (a) DISCLOSURE OF DEVELOPMENTS. The Employee will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company's data or facilities, which the Employee develops, makes, conceives or reduces to practice during his employment by the Company, either solely or jointly with others or which Employee developed, made, conceived or reduced to practice during his employment by Micronix, either solely or jointly with others, except pursuant to activities permitted under Paragraph 3 (collectively, "Developments"). All such Developments shall be the sole property of the Company, and the Employee hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

      (b) MAINTENANCE OF RECORDS. The Employee will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

      (c) ASSISTANCE IN OBTAINING PATENTS. The Employee will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, the Employee will sign all applications, assignments, instruments and papers and perform all acts necessary or reasonably desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. During his employment, the Employee will perform his obligations under this subparagraph (c) without further compensation, except for reimbursement of expenses incurred at the request of the Company. If the Employee is not employed by the Company as an the Employee at the time he is requested to perform any obligations under this subparagraph, he shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

      10. PROPRIETARY INFORMATION.


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      (a) OBLIGATION TO KEEP CONFIDENTIAL. The Employee recognizes that his relationship with the Company is one of high trust and confidence by reason of his access to and contact with the trade secrets and confidential and proprietary information of the Company. The Employee will not at any time, either during his employment with the Company or thereafter, except as necessary in connection with his duties under this Agreement, disclose to others, or use for his own benefit or the benefit of others, any confidential or proprietary information, and all other knowledge, information, documents or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, the confidentiality of which the Company takes reasonable measures to protect, and which pertains, in any manner, to subjects which include, but are not limited to, the Company's research operations, inventions, discoveries, trade secrets and improvements, whether or not patentable, customers (including identities of customers and prospective customers, identities of individual contacts at business entities which are customers or prospective customers, preferences, businesses or habits), business relationships, products (including prices, costs, sales or content), financial information or measurements, business methods, future business plans, data bases, computer programs, marketing plans, forecasts, licenses, pricing information and other information owned, developed or possessed by the Company ("Proprietary Information") The term "Proprietary Information" shall also include information described in the immediately preceding sentence which is owned, developed or possessed by Micronix.

      (b) EXCEPTIONS. The Employee's undertakings and obligations under this Paragraph 10 will not apply to any Proprietary Information which: (a) is or becomes generally known to the public through no action on the part of the Employee, (b) is generally disclosed to third parties by the Company without restriction on such third parties, (c) is approved for release by written authorization of the Board of Directors of the Company, or (d) is the subject matter of a lawful request or subpoena by and within the authority of a court or governmental agency or other body.

      (c) RETURN OF PROPRIETARY INFORMATION. Upon termination of the employment of the Employee with the Company or at any other time upon request, the Employee will promptly deliver to the Company all notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies of reproductions of such materials) in his possession or under his control, whether prepared by him or others, which contain Proprietary Information. The Employee acknowledges that the material is the sole property of the Company.

      11. ABSENCE OF RESTRICTIONS UPON DISCLOSURE AND COMPETITION. The Employee represents that his performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to the date of this Agreement, and he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous company or others.

      12. OTHER OBLIGATIONS REGARDING PROPRIETARY INFORMATION. The Employee acknowledges that the Company from time to time may have agreements with other persons or with the US Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

      13. NONCOMPETITION.

      (a) During the Employment Period, the Employee agrees not to compete in any manner, either directly or indirectly, with the Company, or to assist any other person or entity to compete with the Company.

      (b) During the Employment Period and for one (1) year following the termination, for any reason, of his employment, the Employee agrees either on his behalf or on behalf of any other person or entity, directly or indirectly, not to hire, solicit, or encourage to leave the employ of the Company any person who is then an employee of the Company. The restrictions described herein shall apply to the activities of the Employee in any state or other jurisdiction in which the Company engaged in business during the term of employment.

      The restrictions against competition set forth in this Paragraph 13 are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

      14. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement and the rights and obligations of the parties hereunder are personal to the Company and the Employee and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, provided, however, that the Company may assign its rights and obligations hereunder to any person or entity who or which succeeds to all or substantially all of the Company's business and assets.

      15. NOTICES. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or upon deposit in the United States mails, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address set forth in the introductory paragraph of this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Paragraph 15. Any notice to the Employee pursuant to this Section 15 shall be copied to The Busch Firm, 2832 Dupont Drive, Irvine, CA 92612, Attn.: Tim Busch.

      16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

      17. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

      18. HEADINGS. The Paragraph and subparagraph headings used in this Agreement are for convenience only and shall not be deemed to be a party of this Agreement.

      19. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      20. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the state of California applicable to agreements made-to be performed entirely within such state, without giving effect to the conflicts of laws principles thereof.

      21. CONSTRUCTION OF AGREEMENT. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist. Each party also acknowledges that each has been represented by legal counsel in the preparation and negotiation of this Agreement.

      22. DISPUTE RESOLUTION. If there is a dispute between the parties arising out of or relating to this Agreement or their relationship, including but not limited to its alleged breach or termination, the parties shall first attempt in good faith to settle this dispute by mediation, either under the rules of the American Arbitration Association, or with the assistance of another organization established to provide mediation services. If no resolution is reached within thirty days following the first mediation meeting, any remaining unresolved controversy or claim arising out of or relating to this contract, its alleged breach or termination, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall occur in Los Angeles, California.

      There shall be a single arbitrator agreed upon mutually by the parties. If the parties cannot agree upon the selection of an arbitrator within 30 days after the demand for arbitration given by one party to the other, the selection of the arbitrator shall be made by obtaining a list of seven arbitrators from the Los Angeles office of the American Arbitration Association. After obtaining this list, the parties shall alternately strike names from the list, with the Company to be the party striking first. After each party has stricken three names from the list, the remaining name shall be the single arbitrator for this proceeding. Alternatively, the parties may agree, by written stipulation, to appoint a single arbitrator whose name is not on a list supplied by the American Arbitration Association. The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.

      Each party shall be responsible for paying one half of the arbitrator's fees, and its own costs and attorneys fees, except that the arbitrator shall be empowered to award costs and attorneys fees to the prevailing party, should he or she find that the position of the other party is without substantial merit. The arbitrator's award shall be in writing and shall be accompanied by a written opinion explaining the reasons for the arbitrator's decision.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

                                          C.P. CLARE CORPORATION

                                          /s/ _________________________________
                                          its:  Chief Executive Officer

                                          EMPLOYEE:

                                          /s/ _________________________________
                                              Dennis Cocco

                                  EXHIBIT A

                             PERFORMANCE OPTIONS

                                 EXHIBIT B-1

                           FORM OF OPTION AGREEMENT

                                 EXHIBIT B-2

                           FORM OF OPTION AGREEMENT

                                  EXHIBIT C

                       CAR LEASES AS OF EFFECTIVE DATE

 CAR MAKE/MODEL      LEASE DESCRIPTION         EFFECTIVE DATE OF     TERMINATION DATE    MONTHLY PAYMENT
                                                    LEASE               OF LEASE


                                  SCHEDULE 3

                             APPROVED ACTIVITIES

Member and Director of St. Anne School, Laguna Niguel, CA
Member and active participant in Legatus (professional organization)

                               SCHEDULE 6(b)(1)

                           LIFE INSURANCE POLICIES

                               SCHEDULE 6(b)(2)

                        DISABILITY INSURANCE POLICIES